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MEMORANDUM
                    NUVEEN TAX-FREE UNIT TRUST, SERIES 1134
                               FILE NO. 333-91757

    The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on December 3, 1999, and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including the increase in the size of the Fund, a corresponding increase in the number of Units and a change in the individual trust constituting the Fund. All references to the Units, prices and related statistical data will apply to the trust of the Fund and the Units thereof individually.

    Except for such updating, an effort has been made to set forth below each of the changes and also to reflect the same by marking the Prospectus transmitted with the Amendment. Also, differences between the Final Prospectus relating to the previous series of the Nuveen Tax-Exempt Unit Trust and the subject Prospectus have been indicated.
FORM S-6

FACING SHEET. The file number is now shown.

THE PROSPECTUS


    The "Estimated Long-Term Return" and "Estimated Current Return" to Unitholders under the Trust under each of the distribution plans;



    Essential information for the Trust, including applicable footnotes;



    The Date of the Deposit;



    The size and number of Units of the Trust;



    The estimated daily accrual of interest under the plans of distribution for the Trust;



    Data regarding the composition of the portfolio of the Trust;



    Disclosure regarding the states' economic and legislative matters relevant to investors of state trusts;



    Concentrations of issues by purpose in the Trust;



    The approximate percentage of the bonds in the portfolio of the Trust acquired in distributions where the Sponsor was either the sole underwriter or manager or member of the underwriting syndicate;



    The percentage of "when issued" bonds in the portfolio of the Trust;



    The schedule of investments for the Trust, including the notes thereto;



    Descriptions of the opinions of the special tax counsel for state trusts;



    The Record Dates and Distribution Dates for interest distributions for the Trust;



    The Statement of Condition for the Trust and the Accountant's Report with regard thereto; and



    The amount of the Trustee's Fee.


CHAPMAN AND CUTLER

Chicago, Illinois


December 3, 1999